Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2016 RESULTS
DALLAS, October 24, 2016-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2016 results and updated its full-year 2016 outlook.
Executive Summary

•
Third quarter 2016 net sales of $4.6 billion decreased approximately 3 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales by more than 2 percent. Organic sales were essentially even with the prior year. Organic sales increased 3 percent in developing and emerging markets but were down elsewhere.

•
Diluted net income per share for the third quarter was $1.52 in 2016 and $1.41 in 2015. The comparison benefited from cost savings and restructuring charges in 2015, but was negatively impacted by unfavorable foreign currency exchange rate effects.

•	Third quarter adjusted earnings per share were $1.52 in 2016 and $1.51 in 2015. Adjusted earnings per share exclude certain items described later in this news release.

•	Cash provided by operations in the third quarter of 2016 was $948 million, up 12 percent compared to the prior year.

•
Full-year 2016 organic sales growth is expected to be 2 percent compared to the company’s prior expectation for growth at the low end of the 3 to 5 percent range. Diluted net income per share for 2016 is anticipated to be $5.92 to $6.05 (prior outlook $5.92 to $6.15). Adjusted earnings per share are expected to be $5.95 to $6.05 (previous guidance $5.95 to $6.15).

Chairman and Chief Executive Officer Thomas J. Falk said, “We experienced a more challenging economic and competitive environment in the third quarter. Nonetheless, our market share positions are broadly healthy. We achieved strong cost savings, improved margins and increased cash flow in the quarter. We also allocated capital in shareholder-friendly ways. Our focus remains on continuing to compete effectively in the near-term as we execute our Global Business Plan strategies for long-term success.”
Third Quarter 2016 Operating Results
Sales of $4.6 billion in the third quarter of 2016 were down approximately 3 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by more than 2 percent. Organic sales were essentially even with the prior year.

Third quarter operating profit was $836 million in 2016 and $779 million in 2015. Results in 2015 included $17 million of charges for restructuring the company’s business in Turkey and $11 million of 2014 Organization Restructuring costs. Adjusted operating profit of $836 million in the third quarter of 2016 increased 1 percent compared to $826 million in the year-ago period. Items excluded from adjusted operating profit are described later in this release.
The year-over-year operating profit comparison included benefits from $105 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $15 million of savings from the 2014 Organization Restructuring. Input costs decreased $10 million, mostly due to lower fiber costs. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $10 million and transaction effects also negatively impacted the comparison. Results in 2016 were also impacted by slightly lower net selling prices and unfavorable product mix, along with ongoing manufacturing-related cost increases.
The third quarter effective tax rate was 30.0 percent in 2016 and 30.6 percent in 2015. The third quarter adjusted effective tax rate was 29.9 percent in 2016 and 30.3 percent in 2015. The company expects the full-year 2016 effective tax rate and the adjusted effective tax rate will both be approximately at the low end of the 30.5 to 32.5 percent target range.
Kimberly-Clark’s share of net income of equity companies in the third quarter was $33 million in 2016 and $37 million in 2015. At Kimberly-Clark de Mexico, results were impacted by a weaker Mexican peso and higher input costs, mostly offset by benefits from organic sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter of 2016 was $948 million, up 12 percent versus $849 million in the year-ago period, primarily due to improved working capital. Capital spending for the third quarter was $185 million in 2016 and $271 million in 2015. The company expects that full-year 2016 spending will be somewhat below the previous target range of $950 to $1,050 million.
Third quarter 2016 share repurchases were 1.7 million shares at a cost of $225 million. The company now expects full-year share repurchases of $750 million (prior target $700 to $800 million). Total debt was $7.6 billion at September 30, 2016 and $7.8 billion at the end of 2015.
Third Quarter 2016 Business Segment Results
Personal Care Segment
Third quarter sales of $2.3 billion decreased 2 percent. Changes in currency rates reduced sales 3 percent. Volumes increased approximately 3 percent while net selling prices were off 1 percent. Third quarter operating profit of $458 million decreased 5 percent. The comparison was impacted by unfavorable currencies, changes in net selling prices and product mix and increased marketing, research and general spending on a local currency basis, partially offset by volume growth and cost savings.
Sales in North America decreased 1 percent. Net selling prices were down 2 percent, while volumes improved 1 percent compared to 10 percent growth in the base period. Child care volumes rose double-

digits, with benefits from innovations and category growth. Baby wipes volumes also increased double-digits and market shares improved. Huggies diaper and adult care volumes were down low single-digits and mid-single digits, respectively, compared to double-digit growth in the year-ago period that included benefits from innovation launches and increased promotion shipments. Adult care volumes in 2016 were also impacted by competitive promotion activity.
Sales in developing and emerging markets decreased 4 percent, including an 8 point drag from unfavorable currency rates. Volumes increased 4 percent, with gains in China, Eastern Europe and the Middle East/Africa, and declines in Argentina and Brazil. Overall net selling prices were even year-on-year, as increases in response to weaker currency rates and local cost inflation, primarily in Latin America, were offset by decreases in China.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 1 percent. Volumes advanced 2 percent and product mix improved slightly, while net selling prices fell 2 percent.
Consumer Tissue Segment
Third quarter sales of $1.5 billion decreased 4 percent. Currency rates were unfavorable by 2 percent and volumes were off 2 percent. Third quarter operating profit of $267 million increased 3 percent. The comparison benefited from cost savings and input cost deflation, partially offset by unfavorable currencies and lower organic sales.
Sales in North America decreased 4 percent. Volumes were down 3 percent and product mix was unfavorable 1 percent. The volume comparison included impacts from changes in the timing of promotion shipments and strong growth in the year-ago period.
Sales in developing and emerging markets decreased 4 percent, including a 4 point negative impact from currency rates. Net selling prices rose 3 percent, offset by lower volumes.
Sales in developed markets outside North America fell 4 percent, with currency rates unfavorable by 3 percent. Net selling prices were down 2 percent, while volumes were up 1 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion decreased 3 percent. Changes in currency rates reduced sales 2 percent. Volumes declined 2 percent, while net selling prices rose 1 percent. Product mix/other was down slightly, including an approximate 1 percent impact from lower sales of nonwovens to Halyard Health, Inc. Third quarter operating profit of $157 million increased 2 percent. The comparison benefited from higher net selling prices and cost savings, mostly offset by unfavorable currency effects and lower volumes.
Sales in North America increased 1 percent due to higher net selling prices. Overall volumes were even year-on-year, as growth in washroom products was offset by declines in other categories.
Sales in developing and emerging markets decreased 1 percent, including a 5 point drag from currency rates. Net selling prices rose 4 percent, primarily in Latin America, and product mix improved 1 percent, while volumes fell 2 percent.

Sales in developed markets outside North America were down 6 percent. Changes in currency rates reduced sales 2 percent. Volumes fell 6 percent, while the combined impact of changes in net selling prices and product mix increased sales 1 percent. The volume decline was driven by results in Western/Central Europe.
Year-To-Date Results
For the first nine months of 2016, sales of $13.7 billion decreased approximately 3 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales by more than 4 percent. Organic sales rose about 2 percent due to higher volumes.
Year-to-date operating profit was $2,478 million in 2016 versus $983 million in 2015. Results in 2015 included $1,350 million of pension settlement charges. Adjusted operating profit of $2,482 million in 2016 increased 2 percent compared to $2,431 million in 2015. Results in 2016 included $295 million of FORCE cost savings and $45 million of savings from the 2014 Organization Restructuring. In addition, input costs were $60 million lower. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $85 million and transaction effects also negatively impacted results.
Through nine months, diluted net income per share was $4.58 in 2016 and $1.85 in 2015. Adjusted earnings per share of $4.59 in 2016 increased 6 percent versus $4.34 in 2015.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be toward the high end of the previously communicated range of $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be toward the high end of the previously communicated range of $120 to $140 million by the end of 2017. Through the end of the third quarter of 2016, cumulative restructuring costs were $149 million after tax ($211 million pre-tax) and cumulative savings were $115 million.
2016 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2016:

•	Negative foreign currency translation effects on net sales and operating profit are expected to be 4 percent and 3 percent, respectively (prior assumption 4 to 5 percent range for each).

•	Organic sales growth is expected to be 2 percent compared to the company’s prior expectation for growth at the low end of the 3 to 5 percent range.

•	Adjusted earnings per share are expected to be $5.95 to $6.05 compared to the previous guidance range of $5.95 to $6.15.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2014 Organization Restructuring. See previous discussion in this news release.

•	Turkey Restructuring. In the third quarter of 2015, the company initiated actions to restructure its business in Turkey, including the closing of a manufacturing facility.

•
Venezuelan operations. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the SIMADI floating exchange rate. In the second quarter of 2016, the company recorded a modest amount of income related to an updated assessment of the impact of deconsolidating the company’s Venezuelan business at the end of 2015.

•
Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in 2015, mostly in the second quarter.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 144-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2015 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2016	2015	Change
Net Sales	$4,594	$4,718	-2.6%
Cost of products sold	2,924	3,036	-3.7%
Gross Profit	1,670	1,682	-0.7%
Marketing, research and general expenses	833	868	-4.0%
Other (income) and expense, net	1	35	-97.1%
Operating Profit	836	779	+7.3%
Interest income	2	4	-50.0%
Interest expense	(81)	(74)	+9.5%
Income Before Income Taxes and Equity Interests	757	709	+6.8%
Provision for income taxes	(227)	(217)	+4.6%
Income Before Equity Interests	530	492	+7.7%
Share of net income of equity companies	33	37	-10.8%
Net Income	563	529	+6.4%
Net income attributable to noncontrolling interests	(13)	(12)	+8.3%
Net Income Attributable to Kimberly-Clark Corporation	$550	$517	+6.4%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.53	$1.42	+7.7%
Diluted	$1.52	$1.41	+7.8%

Cash Dividends Declared	$0.92	$0.88	+4.5%

Common shares outstanding	September 30
	2016	2015
Outstanding shares as of	358.4	363.3
Average diluted shares for three months ended	361.5	366.2

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2016	2015	Change
Net Sales	$13,658	$14,052	-2.8%
Cost of products sold	8,685	9,054	-4.1%
Gross Profit	4,973	4,998	-0.5%
Marketing, research and general expenses	2,505	2,586	-3.1%
Other (income) and expense, net	(10)	1,429	N.M.
Operating Profit	2,478	983	N.M.
Interest income	9	12	-25.0%
Interest expense	(238)	(219)	+8.7%
Income Before Income Taxes and Equity Interests	2,249	776	N.M.
Provision for income taxes	(651)	(166)	N.M.
Income Before Equity Interests	1,598	610	N.M.
Share of net income of equity companies	103	112	-8.0%
Net Income	1,701	722	N.M.
Net income attributable to noncontrolling interests	(40)	(42)	-4.8%
Net Income Attributable to Kimberly-Clark Corporation	$1,661	$680	N.M.

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.61	$1.87	N.M.
Diluted	$4.58	$1.85	N.M.

Cash Dividends Declared	$2.76	$2.64	+4.5%

Common shares outstanding	September 30
	2016	2015
Average diluted shares for nine months ended	362.4	366.9

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,924	$1	$2,923
Gross profit	1,670	(1)	1,671
Marketing, research and general expenses	833	2	831
Other (income) and expense, net	1	(3)	4
Operating profit	836	—	836
Income before income taxes and equity interests	757	—	757
Provision for income taxes	(227)	(1)	(226)
Effective tax rate	30.0%	—	29.9%
Net income attributable to Kimberly-Clark Corporation	550	(1)	551
Diluted earnings per share	1.52	—	1.52

	Three Months Ended September 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$3,036	$—	$4	$16	$3,016
Gross profit	1,682	—	(4)	(16)	1,702
Marketing, research and general expenses	868	—	7	1	860
Other (income) and expense, net	35	19	—	—	16
Operating profit	779	(19)	(11)	(17)	826
Income before income taxes and equity interests	709	(19)	(11)	(17)	756
Provision for income taxes	(217)	8	4	—	(229)
Effective tax rate	30.6%	—	—	—	30.3%
Net income attributable to Kimberly-Clark Corporation	517	(11)	(7)	(17)	552
Diluted earnings per share	1.41	(0.03)	(0.02)	(0.05)	1.51

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$8,685	$3	$—	$8,682
Gross profit	4,973	(3)	—	4,976
Marketing, research and general expenses	2,505	15	—	2,490
Other (income) and expense, net	(10)	(3)	(11)	4
Operating profit	2,478	(15)	11	2,482
Income before income taxes and equity interests	2,249	(15)	11	2,253
Provision for income taxes	(651)	3	—	(654)
Effective tax rate	28.9%	—	—	29.0%
Net income attributable to Kimberly-Clark Corporation	1,661	(12)	11	1,662
Diluted earnings per share(a)	4.58	(0.03)	0.03	4.59

	Nine Months Ended September 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge Related to Venezuelan Operations	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$9,054	$—	$19	$5	$16	$9,014
Gross profit	4,998	—	(19)	(5)	(16)	5,038
Marketing, research and general expenses	2,586	—	17	—	1	2,568
Other (income) and expense, net	1,429	1,350	—	40	—	39
Operating profit	983	(1,350)	(36)	(45)	(17)	2,431
Income before income taxes and equity interests	776	(1,350)	(36)	(45)	(17)	2,224
Provision for income taxes	(166)	520	16	—	—	(702)
Effective tax rate	21.4%	—	—	—	—	31.6%
Net income attributable to Kimberly-Clark Corporation	680	(830)	(20)	(45)	(17)	1,592
Diluted earnings per share(a)	1.85	(2.26)	(0.05)	(0.12)	(0.05)	4.34

(a)    "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$884	$619
Accounts receivable, net	2,222	2,281
Inventories	1,736	1,909
Other current assets	418	617
Total Current Assets	5,260	5,426
Property, Plant and Equipment, Net	7,198	7,104
Investments in Equity Companies	289	247
Goodwill	1,518	1,446
Other Assets	634	619
TOTAL ASSETS	$14,899	$14,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,205	$1,669
Trade accounts payable	2,454	2,612
Accrued expenses	1,731	1,750
Dividends payable	330	318
Total Current Liabilities	5,720	6,349
Long-Term Debt	6,443	6,106
Noncurrent Employee Benefits	1,195	1,137
Deferred Income Taxes	594	766
Other Liabilities	332	380
Redeemable Preferred Securities of Subsidiaries	64	64
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	299	(174)
Noncontrolling Interests	252	214
Total Stockholders' Equity	551	40
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,899	$14,842

2016 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Operating Activities
Net income	$563	$529	$1,701	$722
Depreciation and amortization	179	182	528	565
Stock-based compensation	19	17	64	68
Deferred income taxes	(16)	(32)	(13)	(378)
Equity companies' earnings (in excess of) less than dividends paid	(1)	(1)	(31)	(38)
(Increase) decrease in operating working capital	197	101	149	(316)
Postretirement benefits	8	33	4	941
Adjustments related to Venezuelan operations	—	—	(11)	45
Other	(1)	20	(30)	32
Cash Provided by Operations	948	849	2,361	1,641
Investing Activities
Capital spending	(185)	(271)	(582)	(798)
Investments in time deposits	(60)	(18)	(133)	(100)
Maturities of time deposits	22	9	64	100
Other	31	(17)	75	(25)
Cash Used for Investing	(192)	(297)	(576)	(823)
Financing Activities
Cash dividends paid	(331)	(321)	(981)	(952)
Change in short-term debt	(515)	(292)	(837)	(109)
Debt proceeds	494	587	1,290	1,097
Debt repayments	(5)	(305)	(596)	(349)
Proceeds from exercise of stock options	39	20	97	102
Acquisitions of common stock for the treasury	(219)	(145)	(512)	(503)
Shares purchased from noncontrolling interest	—	—	—	(151)
Other	3	1	2	6
Cash Used for Financing	(534)	(455)	(1,537)	(859)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	6	(57)	17	(105)
Increase (Decrease) in Cash and Cash Equivalents	228	40	265	(146)
Cash and Cash Equivalents - Beginning of Period	656	603	619	789
Cash and Cash Equivalents - End of Period	$884	$643	$884	$643

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	Change	2016	2015	Change
NET SALES
Personal Care	$2,312	$2,357	-1.9%	$6,798	$6,971	-2.5%
Consumer Tissue	1,472	1,528	-3.7%	4,462	4,601	-3.0%
K-C Professional	802	826	-2.9%	2,371	2,443	-2.9%
Corporate & Other	8	7	N.M.	27	37	N.M.
TOTAL NET SALES	$4,594	$4,718	-2.6%	$13,658	$14,052	-2.8%

OPERATING PROFIT
Personal Care	$458	$484	-5.4%	$1,362	$1,412	-3.5%
Consumer Tissue	267	260	+2.7%	822	811	+1.4%
K-C Professional	157	154	+1.9%	457	433	+5.5%
Corporate & Other(a)	(45)	(84)	N.M.	(173)	(244)	N.M.
Other (income) and expense, net(a)	1	35	N.M.	(10)	1,429	N.M.
TOTAL OPERATING PROFIT	$836	$779	+7.3%	$2,478	$983	N.M.

(a)	Segment Operating Profit excludes other (income) and expense, net and expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency
Personal Care	(1.9)	3	(1)	(1)	(3)
Consumer Tissue	(3.7)	(2)	—	—	(2)
K-C Professional	(2.9)	(2)	1	—	(2)
TOTAL CONSOLIDATED	(2.6)	—	—	(1)	(2)

	Nine Months Ended September 30, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency
Personal Care	(2.5)	4	(1)	1	(6)
Consumer Tissue	(3.0)	—	—	—	(3)
K-C Professional	(2.9)	(1)	1	—	(3)
TOTAL CONSOLIDATED	(2.8)	2	—	(1)	(4)

(a) Mix/Other includes rounding.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2016

	Estimated Range

ESTIMATED FULL YEAR 2016 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.95	-	$6.05
Adjustment for charges related to the 2014 Organization Restructuring	(0.06)	-	(0.03)
Adjustment related to Venezuelan Operations	0.03	-	0.03
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.92	-	$6.05

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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